Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Reports First Quarter 2020 Results

•	Strong net sales in Q1 at $129.5 million
o	$5 million headwind from COVID-19
•	Productivity improvements drove gross margin to 40.1%, up from 38.5%
•	Solid profitability; goodwill impairment resulted in EPS loss of $(0.54)
o	Non-GAAP cash EPS of $0.56
•	Adjusted EBITDA of $30.4 million, 23.5% margin on sales
•	Proactive cost reductions initiated in anticipation of COVID-19 related macroeconomic slowing

Sarasota, FL, May  4, 2020 — Helios Technologies, Inc. (Nasdaq: HLIO) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the first quarter ended March 28, 2020.

Tricia Fulton, the Company’s Interim President and Chief Executive Officer as well as Chief Financial Officer, commented, “Our solid first quarter performance exceeded our expectations, despite a softer demand environment compared with a year ago.  Most of the quarter was business as usual for us, with the COVID-19 pandemic conditions resulting in about $5 million lower sales in the quarter.  As a result of government mandates, our China operations were shut down for six weeks beginning in February through mid-March.  Production at our facility in Italy was shut down for four weeks in March and April, although customer shipping activities continued.  After three additional weeks of being open only for certain government approved activities, the Italian facility opened for full production today, as the government mandate was lifted.  However, current economic conditions stemming from the COVID-19 pandemic resulted in the recording of a $31.9 million non-cash goodwill impairment charge relating to our Faster business unit in the quarter.  All of our other significant operations were deemed essential and are running near full capacity.  We implemented substantial procedures to limit the spread of COVID-19 and keep our employees safe and healthy while responding to the needs of our customers.”

She continued, “Customer demand was steady for most of the quarter, with certain industries and regions experiencing more variation than others.  Despite lower sales, both of our segments reported gross margin expansion compared with the prior year, evidencing our ability to manage costs and continue productivity improvements.  Additionally, we reduced our net debt by over $11 million during the quarter, expanding our already strong liquidity position and maintaining our 2.1x net debt-to-adjusted EBITDA ratio.”

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

First Quarter 2020 Consolidated Results

($ in millions, except per share data)	Q1 2020	Q1 2019	Change	% Change
Net sales	$129.5	$146.9	$(17.4)	(12%)
Gross profit	$51.9	$56.5	$(4.6)	(8%)
Gross margin	40.1%	38.5%
Operating (loss) income	$(10.0)	$25.8	$(35.8)	NM
Operating margin	-7.7%	17.6%
Non-GAAP adjusted operating margin	20.4%	20.6%
Net (loss) income	$(17.2)	$16.4	$(33.6)	NM
Diluted EPS	$(0.54)	$0.51	$(1.05)	NM
Non-GAAP cash net income	$18.1	$20.3	$(2.2)	(11%)
Non-GAAP cash EPS	$0.56	$0.63	$(0.07)	(11%)
Adjusted EBITDA	$30.4	$34.7	$(4.3)	(12%)
Adjusted EBITDA margin	23.5%	23.7%

See the attached tables for additional important disclosures regarding Helios’s use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP cash net income, non-GAAP cash EPS, adjusted EBITDA (earnings before net interest expense, income taxes, depreciation and amortization, and certain non-recurring charges) and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales) as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and GAAP net income to non-GAAP cash net income and adjusted EBITDA.  Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, the non-GAAP measures described above help improve the understanding of its operating performance.

Sales

•	$15.3 million decline, 10%, excluding the effect of currency; macro industrial softness and approximately $5 million attributable to the COVID-19 pandemic issues
•	Foreign currency translation on sales – $2.1 million unfavorable

Profits and margins

•

Gross profit and margin drivers – Gross profit negatively impacted by lower sales volume and unfavorable currency; gross margin improvement benefited from cost management efforts, production efficiencies and a non-recurring benefit in Electronics

•	Selling, engineering and administrative (“SEA”) expenses – Decreased primarily due to cost reduction efforts
•	Amortization of intangible assets – $4.3 million, comparable to the prior year
•	Goodwill impairment charge – $31.9 million, resulting from weakened market outlook primarily due to the COVID-19 pandemic

Non-operating items

•	Net interest expense – $3.0 million ($4.4 million in prior year), decreased due to debt repayment
•	Effective tax rate – 22.3%, excludes non-taxable goodwill impairment charge (22.1% in prior year)

Net loss, EPS, non-GAAP cash EPS and adjusted EBITDA

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

•	GAAP net loss and EPS – Impacted by $31.9 million charge for goodwill impairment, as well as lower sales volume, partially offset by improved gross margin performance and lower interest expense
•	Non-GAAP cash EPS – Reflects the above, adjusted for amortization, goodwill impairment charge and other unusual items
•	Adjusted EBITDA margin – Decline of only 20 basis points on lower sales volume, reflects solid profitability in a softening demand environment

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

First quarter segment sales of $103.8 million decreased $12.7 million, or 11%, compared with the prior-year quarter, impacted by softer end market demand including approximately $5 million attributable to the COVID-19 pandemic.  The decrease also included $2.0 million from unfavorable changes in foreign currency exchange rates.  Sales declined in the Americas region by 10%. The Europe, Middle East, Africa (“EMEA”) region declined 18% and Asia/Pacific (“APAC”) region sales grew 3%, both excluding the $2.0 million effect of unfavorable foreign currency exchange rate changes.

First quarter 2020 gross margin of 38.2% expanded 160 basis points compared with the prior year’s 36.6% due to effective cost management efforts and production efficiencies gained from last year’s cartridge valve technology manufacturing consolidation project.  This margin improvement was partially offset by government-mandated closure of the Company’s production facility in Italy due to the COVID-19 pandemic.

SEA expenses in the 2020 first quarter decreased $0.6 million compared with the prior-year period, benefiting from cost management efforts.

Operating income in the 2020 first quarter was $21.5 million.  Despite lower operating income due to lower sales, operating margin increased by 30 basis points to 20.7%, compared with 20.4% last year.

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales were $25.7 million for the 2020 first quarter, a $4.7 million, or 16%, decrease compared with the first quarter of last year.  The decline was primarily due to softer demand in the recreational and oil and gas end markets, with the COVID-19 pandemic having a minimal impact.  Foreign currency translation had a $0.1 million unfavorable impact on segment sales in the quarter.

First quarter 2020 gross margin was 47.5%, up 180 basis points from 45.7% last year.  Gross margin benefited from cost management efforts as well as a non-recurring benefit from the release of contractual obligations to customers.

SEA costs in the quarter were comparable with last year.

Operating income was $4.8 million in the first quarter of 2020, compared with $6.5 million in 2019, with the 2020 operating margin declining to 18.7%, from 21.4% last year.

Balance Sheet and Cash Flow Review

Total debt was $294.4 million at March 28, 2020, down from $300.4 million at December 28, 2019.  Cash and cash equivalents at March 28, 2020 were $27.3 million, compared with $22.1 million at December 28, 2019.  The net debt decreased by $11.1 million in the 2020 first quarter and the net debt-to-adjusted EBITDA ratio remained constant at 2.1x at March 28, 2020, compared with December 28, 2019.  The Company has $195.1 million of availability on its revolving line of credit, which also allows for an accordion of up to an additional $200 million, subject to certain pro forma compliance requirements.

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

Ms. Fulton noted, “We have completed multiple planning scenarios for 2020 at varying demand levels.  We believe that our liquidity is sufficient to cover our operating cash needs over at least the next twelve months and we expect to remain cash flow positive for the year under all scenarios.  Further, these analyses indicate that we maintain compliance with the covenants under our credit facility.”

Cash provided by operations was $15.1 million and $19.8 million in the first quarters of 2020 and 2019, respectively, with the decrease due to lower net income and variations in working capital timing.

Capital expenditures were $2.9 million and $8.8 million for the first quarters of 2020 and 2019, respectively, with the decrease due to a conscious reduction in light of weakening end market demand and the COVID-19 situation.  Given the current environment, capital expenditures in 2020 are now expected to be lower than the guidance previously provided, focused on higher priority and critical projects.

2020 Outlook

Ms. Fulton noted, “Given the significant uncertainty surrounding the eventual magnitude and duration of the impact of COVID-19 on the economy globally, we withdrew our 2020 guidance when we announced our business update on March 24th.  The economic impact of the pandemic has negatively affected our sales and orders for April.  We expect second quarter headwinds, but anticipate that the largest impact was in the month of April due to shutdowns of many of our global OEM customers.  A portion of our backlog has been postponed from April to later in the second quarter and a smaller number of orders have been cancelled.  In other cases, we do not have updated order schedules from OEMs due to their extended shutdowns.  With ongoing significant uncertainty, we do not have sufficient visibility to reinstate guidance for 2020.”

She added, “To be prepared, we have undertaken scenario analyses at varying potential demand levels.  The Company has already instituted certain cost containment steps in an effort to mitigate the effects of the downturn.  These actions include a temporary 20% salary reduction for all officers of the Company, layoffs and temporary salary reductions at Enovation Controls, a hiring freeze, reduction in the use of contingent labor and the elimination and postponement of capital expenditures.  Additionally, our Board of Directors has agreed to reduce director compensation by 20% for the remainder of the year.  To further protect the health and liquidity of our business, additional actions included in our scenario planning consist of:

•	Postponing additional non-essential capital expenditures
•	Reducing our temporary labor force
•	Reducing overtime
•	Applying additional salary reductions
•	Reducing working hours to lower payroll expense
•	Executing furlough programs and/or additional layoffs
•	Further reducing discretionary spending

The extent of such actions will be determined by the magnitude and duration of the economic downturn.  Regardless, we are confident that we will successfully manage through the challenges we face, leveraging the strengths of the Helios organization, from our well-respected brands, to our dedicated global employees, and our ample liquidity, emerging as an even stronger organization as we pursue our Vision 2025 goals.”

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.heliostechnologies.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday, May 12, 2020.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13700719.  The webcast replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com, where a transcript will also be posted once available.

About Helios Technologies

Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company operates in two business segments, Hydraulics and Electronics.  The Hydraulics segment markets and sells products globally under the brands of Sun Hydraulics in relation to cartridge valve technology, Custom Fluidpower with regard to hydraulic system design and Faster in connection with quick release coupling solutions.  Global Electronics brands include Enovation Controls and Murphy for fully-tailored solutions with a broad range of rugged and reliable instruments such as displays, controls and instrumentation products.  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding current expectations, estimates, forecasts, projections, our beliefs, and assumptions made by Helios Technologies, Inc. (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. In addition, we may make other written or oral statements, which constitute forward-looking statements, from time to time. Words such as “may,” “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our future plans, objectives or goals also are forward-looking statements. These statements are not guaranteeing future performance and are subject to a number of risks and uncertainties. Our actual results may differ materially from what is expressed or forecasted in such forward-looking statements, and undue reliance should not be placed on such statements. All forward-looking statements are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause the actual results to differ materially from what is expressed or forecasted in such forward‐looking statements include, but are not limited to, (i) conditions in the capital markets, including the interest rate environment and the availability of capital; (ii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; and (iii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 28, 2019.

This news release will discuss some historical non-GAAP financial measures, which the Company believes are useful in evaluating its performance. The determination of the amounts that are excluded from these non-GAAP measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income recognized in a given period. You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Financial Tables Follow.

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 28,	March 30,
	2020	2019	% Change

Net sales	$129,483	$146,851	(12)%
Cost of sales	77,633	90,342	(14)%
Gross profit	51,850	56,509	(8)%
Gross margin	40.1%	38.5%

Selling, engineering and administrative expenses	25,664	26,156	(2)%
Amortization of intangible assets	4,348	4,521	(4)%
Goodwill impairment	31,871	-	NM
Operating (loss) income	(10,033)	25,832	NM
Operating margin	-7.7%	17.6%

Interest expense, net	2,951	4,385	(33)%
Foreign currency transaction loss (gain), net	125	(439)	NM
Miscellaneous (income) expense, net	(94)	108	NM
Change in fair value of contingent consideration	-	719	NM
(Loss) income before income taxes	(13,015)	21,059	NM
Income tax provision	4,208	4,655	(10)%
Net (loss) income	$(17,223)	$16,404	NM

Basic and diluted net (loss) income per common share	$(0.54)	$0.51	NM

Basic and diluted weighted average shares outstanding	32,062	31,978

Dividends declared per share	$0.09	$0.09

NM = Not meaningful

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 28,	December 29,
	2020	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,257	$22,123
Restricted cash	37	39
Accounts receivable, net of allowance for doubtful accounts
of $1,187 and $1,131	71,638	66,677
Inventories, net	86,727	85,195
Income taxes receivable	1,757	3,196
Other current assets	17,570	15,359
Total current assets	204,986	192,589
Property, plant and equipment, net	141,912	145,854
Deferred income taxes	9,668	5,803
Goodwill	343,815	377,569
Other intangible assets, net	288,989	294,651
Other assets	4,479	5,285
Total assets	$993,849	$1,021,751
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$33,145	$29,730
Accrued compensation and benefits	13,376	16,898
Other accrued expenses and current liabilities	12,834	13,549
Current portion of contingent consideration	828	828
Current portion of long-term non-revolving debt, net	7,369	7,623
Dividends payable	2,887	2,884
Income taxes payable	7,954	4,941
Total current liabilities	78,393	76,453
Revolving line of credit	204,865	208,708
Long-term non-revolving debt, net	82,197	84,062
Deferred income taxes	48,680	49,290
Other noncurrent liabilities	28,079	25,602
Total liabilities	442,214	444,115
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, par value $0.001, 2,000 shares authorized,
no shares issued or outstanding	-	-
Common stock, par value $0.001, 100,000 shares authorized,
32,075 and 32,047 shares issued and outstanding	32	32
Capital in excess of par value	366,521	365,310
Retained earnings	247,548	267,658
Accumulated other comprehensive loss	(62,466)	(55,364)
Total shareholders’ equity	551,635	577,636
Total liabilities and shareholders’ equity	$993,849	$1,021,751

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended
	March 28,	March 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(17,223)	$16,404
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	8,376	8,571
Loss on disposal of assets	24	71
Goodwill impairment	31,871	-
Stock-based compensation expense	1,533	1,368
Amortization of debt issuance costs	179	179
Benefit for deferred income taxes	(1,186)	(322)
Change in fair value of contingent consideration	-	719
Forward contract (gains) losses, net	(440)	24
Other, net	136	549
(Increase) decrease in operating assets:
Accounts receivable	(6,838)	(8,848)
Inventories	(2,818)	(3,729)
Income taxes receivable	1,415	-
Other current assets	(2,740)	(2,455)
Other assets	1,213	1,088
Increase (decrease) in operating liabilities:
Accounts payable	3,867	662
Accrued expenses and other liabilities	(4,652)	3,496
Income taxes payable	3,051	2,710
Other noncurrent liabilities	(701)	(659)
Net cash provided by operating activities	15,067	19,828
Cash flows from investing activities:
Capital expenditures	(2,937)	(8,792)
Proceeds from dispositions of equipment	3	64
Cash settlement of forward contracts	1,634	-
Net cash used in investing activities	(1,300)	(8,728)
Cash flows from financing activities:
Borrowings on revolving credit facility	2,000	35,282
Repayment of borrowings on revolving credit facility	(5,500)	(48,000)
Repayment of borrowings on long-term non-revolving debt	(2,100)	(1,623)
Proceeds from stock issued	355	408
Dividends to shareholders	(2,885)	(2,878)
Other financing activities	(815)	(881)
Net cash used in financing activities	(8,945)	(17,692)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	310	(167)
Net decrease in cash, cash equivalents and restricted cash	5,132	(6,759)
Cash, cash equivalents and restricted cash, beginning of period	22,162	23,515
Cash, cash equivalents and restricted cash, end of period	$27,294	$16,756

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

HELIOS TECHNOLOGIES

SEGMENT DATA

(in thousands)

(Unaudited)

	Three Months Ended
	March 28,	March 30,
	2020	2019

Sales:
Hydraulics	$103,818	$116,463
Electronics	25,665	30,388
Consolidated	$129,483	$146,851

Gross profit and margin:
Hydraulics	$39,674	$42,634
	38.2%	36.6%
Electronics	12,176	13,875
	47.5%	45.7%
Corporate and other	-	-
Consolidated	$51,850	$56,509
	40.1%	38.5%

Operating (loss) income and margin:
Hydraulics	$21,482	$23,762
	20.7%	20.4%
Electronics	4,778	6,512
	18.7%	21.4%
Corporate and other	(36,293)	(4,442)
Consolidated	$(10,033)	$25,832
	-7.7%	17.6%

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

HELIOS TECHNOLOGIES

ADDITIONAL INFORMATION

(Unaudited)

2020 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total
Americas:
Hydraulics	$37.3
Electronics	21.6
Consol. Americas	58.9	45%
EMEA:
Hydraulics	33.5
Electronics	2.5
Consol. EMEA	36.0	28%
APAC:
Hydraulics	33.0
Electronics	1.6
Consol. APAC	34.6	27%
Total	$129.5

2020 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2018	% of Total
Americas:
Hydraulics	$41.6		$41.2		$43.3		$36.2		$162.3
Electronics	26.1		26.6		24.0		19.5		96.3
Consol. Americas	67.7	46%	67.8	47%	67.3	49%	55.7	44%	258.6	47.0%
EMEA:
Hydraulics	41.8		36.8		31.9		31.1		141.6
Electronics	2.5		1.8		2.1		2.0		8.4
Consol. EMEA	44.3	30%	38.6	27%	34.0	25%	33.1	26%	150.0	27.0%
APAC:
Hydraulics	33.1		35.7		34.9		35.2		138.9
Electronics	1.8		1.7		1.8		1.9		7.2
Consol. APAC	34.9	24%	37.4	26%	36.7	26%	37.1	30%	146.1	26.0%
Total	$146.9		$143.8		$138.0		$125.9		$554.7

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended
	March 28,	March 30,
	2020	2019
GAAP operating (loss) income	$(10,033)	$25,832
Acquisition-related amortization of intangible assets	4,348	4,460
Acquisition and financing-related expenses	74	11
CEO transition costs	165	-
Goodwill impairment	31,871	-
Non-GAAP adjusted operating income	$26,425	$30,303
GAAP operating margin	-7.7%	17.6%
Non-GAAP Adjusted operating margin	20.4%	20.6%

Non-GAAP Cash Net Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended
	March 28,	March 30,
	2020	2019
Net (loss) income	$(17,223)	$16,404
Amortization of intangible assets	4,348	4,460
Acquisition and financing-related expenses	74	11
CEO transition costs	165	-
Goodwill impairment	31,871	-
Change in fair value of contingent consideration	-	719
Tax effect of above	(1,147)	(1,298)
Non-GAAP cash net income	$18,088	$20,296
Non-GAAP cash net income per diluted share	$0.56	$0.63

Adjusted EBITDA RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended
	March 28,	March 30,
	2020	2019
Net (loss) income	$(17,223)	$16,404
Interest expense, net	2,951	4,385
Income tax provision	4,208	4,655
Depreciation and amortization	8,376	8,571
EBITDA	(1,688)	34,015
Acquisition and financing-related expenses	74	11
CEO transition costs	165	-
Goodwill impairment	31,871	-
Change in fair value of contingent consideration	-	719
Adjusted EBITDA	$30,422	$34,745
Adjusted EBITDA margin	23.5%	23.7%

Helios Technologies Reports First Quarter 2020 Results

May 04, 2020

Non-GAAP Financial Measures:

Adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted free cash flow, net debt-to-EBITDA, cash net income and cash net income per diluted share are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Helios believes that providing non-GAAP information such as adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted free cash flow, net debt-to-EBITDA, cash net income and cash net income per diluted share are important for investors and other readers of Helios’s financial statements, as they are used as analytical indicators by Helios’s management to better understand operating performance.  Because adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, cash net income and cash net income per diluted share are non-GAAP measures and are thus susceptible to varying calculations, adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted free cash flow, net debt-to-EBITDA, cash net income and cash net income per diluted share, as presented, may not be directly comparable to other similarly titled measures used by other companies.